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Exhibit 3.8

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF KINETIC CONCEPTS, INC.

I.    PURPOSE OF THE COMMITTEE

        The purpose of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Kinetic Concepts, Inc. (the "Corporation") is (i) to oversee the Corporation's executive compensation policies and plans, (ii) to oversee the Corporation's tax-qualified and other non-executive benefit plans, and (iii) to produce a Committee report on executive compensation as required by the Securities and Exchange Commission ("SEC") to be included in the Corporation's annual proxy statement or annual report on Form 10-K filed with the SEC.

II.    COMPOSITION OF THE COMMITTEE

        The Committee shall consist of three or more directors as determined from time to time by the Board. Each member of the Committee shall be independent and otherwise qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the "NYSE"), and any additional requirements that the Board deems appropriate. Members of the Committee shall also qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws.

        The chairperson of the Committee shall be designated by the Board. Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.    MEETINGS AND PROCEDURES OF THE COMMITTEE

        The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than two times annually. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.    DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

        The Committee shall have the following duties and responsibilities:

        (a)   To review at least annually the Corporation's goals, objectives and policies regarding executive compensation and, if the Committee deems it appropriate, recommend that the Board amend these goals, objectives and policies.

        (b)   To review at least annually the Corporation's executive compensation plans in light of the Corporation's goals, objectives and policies regarding executive compensation, and, if the Committee deems it appropriate, recommend to the Board the adoption of new executive compensation plans or the amendment of the existing executive compensation plans.

        (c)   Annually, to review and approve corporate goals and objectives relevant to the compensation of the Corporation's Chief Executive Officer, and to evaluate the performance of the Chief Executive Officer in light of those goals and objectives and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer's compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer's compensation, the Committee shall consider all relevant factors, including the Corporation's performance and relative shareholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Corporation in past years.

        (d)   To make recommendations to the Board regarding the compensation of such other executives of the Corporation as the Committee deems appropriate.

        (e)   To make recommendations to the Board regarding the grant of stock options, restricted stock and other awards under the Corporation's equity and other compensation plans for executives.

        (f)    To make recommendations to the Board regarding the setting of performance goals for all performance-based awards to executives and to review and certify the results and approve the payments required upon attainment of the goals.

        (g)   To review perquisites or other personal benefits to the Corporation's executive officers and recommend any changes to the Board.

        (h)   To produce a Committee report on executive compensation as required by the SEC to be included in the Corporation's annual proxy statement or annual report on Form 10-K filed with the SEC.

        (i)    To review at least annually the Corporation's tax-qualified and other non-executive benefit plans in light of the goals and objectives of these plans and recommend that the Board amend these plans if the Committee deems it appropriate.

        (j)    To perform such duties and responsibilities as may be assigned to the Committee under the terms of any compensation or other employee benefit plan.

        (k)   To review periodic reports prepared by the Company regarding share purchases pursuant to the Corporation's 2004 Employee Stock Purchase Plan ("ESPP") and to determine, subject to any restrictions set forth in the ESPP, whether to recommend to the Board to continue, suspend or terminate the ESPP.

V.    EVALUATION OF THE COMMITTEE

        The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

        The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation's or the Board's policies or procedures.

VI.    INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

        The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any compensation consultant to assist the Committee in carrying out its responsibilities, including sole authority to approve the consultant's fees and other retention terms, such fees to be borne by the Corporation.

* * *

        While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any liability for members of the Committee.

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  Exhibit 3.8
CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF KINETIC CONCEPTS, INC.